EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), made and entered into as of October 31, 2006 (the “Effective Date”) by and between Harvey Clapp, a resident of the State of Alabama (“Employee”), and Peachtree Bank, an Alabama bank (“Employer”).

W I T N E S S E T H:

WHEREAS, Employer desires to employ Employee as its President and Chief Executive Officer and Employee desires to accept such employment;

NOW, THEREFORE, in consideration of the employment of Employee by Employer, of the premises and the mutual promises and covenants contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.	Employment and Duties.

1.1    Position. Employer hereby employs Employee to serve as its President and Chief Executive Officer and to perform such duties and responsibilities as are customarily performed by persons acting in such capacity. During the term of this Agreement (as defined in Section 2 herein), Employee will devote substantially all of his full time and effort to his duties hereunder.

1.2    Other Business Activities. The parties agree that the Employee shall be free to engage in other non-competitive business activities and ventures during the term of this Agreement, so long as any such other business activities and ventures do not conflict or compete with the business of Employer or prevent the Employee from the faithful performance of his duties hereunder.

2.	Term.

Subject to the provisions of Section 12 of this Agreement, the period of Employee’s employment under this Agreement shall be deemed to have commenced as of the Effective Date, and shall continue for a period of three (3) years, unless the Employee dies before the end of such three (3) years, in which case the period of employment shall continue until the end of the month of such death.

3.	Compensation.

For all services to be rendered by Employee during the term of this Agreement,

3.1    Base Salary. Employer shall pay Employee an annual base salary equal to $150,384 (the “Base Salary”), less normal withholdings, payable in equal monthly or more frequent installments as are customary under Employer’s payroll practices from time to time. Employer’s Board of Directors shall review Employee’s Base Salary annually and may increase Employee’s Base Salary from year to year during the term of this Agreement. Any Base Salary increase (regardless of form), will be determined by the Employer’s Board of Directors after taking into account, among other things, changes in the cost of living, Employee’s performance and the performance of Employer. Any action or review by the Board of Directors may be delegated to an appropriate committee thereof. Employee shall be entitled to annual incentive compensation in such amount and subject to such criteria as the parties may mutually agree from time to time during the term of this Agreement.

4.	Expenses.

So long as Employee is employed hereunder, Employee is entitled to receive reimbursement for, or seek payment directly by Employer of, all reasonable expenses which are consistent with the normal policy of Employer in the performance of Employee’s duties hereunder, provided that Employee accounts for such expenses in writing in accordance with Employer’s reimbursement policies as may be adopted from time to time.

5.	Employee Benefits.

So long as Employee is actively employed hereunder, Employee will be entitled to participate in the employee benefit, option, bonus and any other compensation programs as may be available from time to time to executives of the Employer similarly situated to Employee.

6.	Vacation.

Employee shall be entitled vacation in accordance with Employer’s policies as the same may be in effect from time to time during the term of this Agreement.

7.	Confidentiality.

In Employee’s position as an employee of Employer, Employee has had and will have access to confidential information, trade secrets and other proprietary information of vital importance to Employer and has and will also develop relationships with customers, employees and others who deal with Employer which are of value to Employer. Employer requires as a condition to Employee’s employment with Employer that Employee agree to certain restrictions on Employee’s use of the proprietary information and valuable relationships developed during Employee’s employment with Employer. In consideration of the terms and conditions contained herein, the parties hereby agree as follows:

7.1    The parties mutually agree and acknowledge that Employer may entrust Employee with highly sensitive, confidential, restricted and proprietary information concerning various Business Opportunities (as hereinafter defined), customer lists, and personnel matters. Employee acknowledges that he shall bear a fiduciary responsibility to Employer to protect such information from use or disclosure that is not necessary for the performance of Employee’s duties hereunder, as an essential incident of Employee’s employment with Employer.

7.2    For the purposes of this Section, the following definitions shall apply:

7.2.1    “Trade Secret” shall mean the identity and addresses of customers of Employer, the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula or improvement that is valuable and secret (in the sense that it is not generally known to competitors of Employer) and which is defined as a “trade secret” under Georgia law pursuant to the Georgia Trade Secrets Act.

7.2.2    “Confidential Information” shall mean any data or information, other than Trade Secrets, which is material to Employer and not generally known by the public. Confidential Information shall include, but not be limited to, Business Opportunities of Employer (as hereinafter defined), the details of this Agreement, Employer’s business plans and financial statements and projections, information as to the capabilities of Employer’s employees, their respective salaries and benefits and any other terms of their employment and the costs of the services Employer may offer or provide to the customers it serves, to the extent such information is material to Employer and not generally known by the public.

7.2.3    “Business Opportunities” shall mean any specialized information or plans of Employer concerning the provision of financial services to the public, together with all related information concerning the specifics of any contemplated financial services regardless of whether Employer has contacted or communicated with such target person or business.

7.2.4    Notwithstanding the definitions of Trade Secrets, Confidential Information, and Business Opportunities set forth above, Trade Secrets, Confidential Information, and Business Opportunities shall not include any information:

(i)    that is or becomes generally known to the public;

(ii)    that is already known by Employee or is developed by Employee after termination of employment through entirely independent efforts;

(iii)    that Employee obtains from an independent source having a bona fide right to use and disclose such information;

(iv)    that is required to be disclosed by law, except to the extent eligible for special treatment under an appropriate protective order; or

(v)    that Employer’s Board of Directors approves for release.

7.3    Employee shall not, without the prior approval of Employer’s Board of Directors, during his employment with Employer and for so long thereafter as the information or data remain Trade Secrets, use or disclose, or negligently permit any unauthorized person who is not an employee of Employer to use, disclose, or gain access to, any Trade Secrets of Employer, its affiliates, or of any other person or entity making Trade Secrets available for Employer’s use.

7.4    Employee shall not, without the prior written consent of Employer, during his employment with Employer and for a period of twenty-four (24) months thereafter as long as the information or data remains competitively sensitive, use or disclose, or negligently permit any unauthorized person who is not employed by Employer to use, disclose, or gain access to, any Confidential Information to which the Employee obtained access by virtue of his employment with Employer, except as provided in Section 7.2 of this Agreement.

8.	Observance of Security Measures.

During Employee’s employment with Employer, Employee is required to observe all security measures adopted to protect Trade Secrets, Confidential Information, and Business Opportunities of Employer.

9.	Return of Materials.

Upon the request of Employer and, in any event, upon the termination of his employment with Employer, Employee shall deliver to Employer all memoranda, notes, records, manuals or other documents, including all copies of such materials containing Trade Secrets or Confidential Information, whether made or compiled by Employee or furnished to him from any source by virtue of his employment with Employer.

10.	Severability.

Employee acknowledges and agrees that the covenants contained in Sections 7, 8, 9 and 14 of this Agreement shall be construed as covenants independent of one another and distinct from the remaining terms and conditions of this Agreement, and severable from every other contract and course of business between Employer and Employee, and that the existence of any claim, suit or action by Employee against Employer, whether predicated upon this or any other agreement, shall not constitute a defense to Employer’s enforcement of any covenant contained in Sections 7, 8, 9 and 14 of this Agreement.

11.	Specific Performance.

Employee acknowledges and agrees that the covenants contained in Sections 7, 8, 9 and 14 of this Agreement shall survive any termination of employment, as applicable, with or without Cause (as defined in Section 12 hereof), at the instigation or upon the initiative of either party. Employee further acknowledges and agrees that the ascertainment of damages in the event of Employee’s breach of any covenant contained in Sections 7, 8, 9 and 14 of this Agreement would be difficult, if at all possible. Employee therefore acknowledges and agrees that Employer shall be entitled in addition to and not in limitation of any other rights, remedies, or damages available to Employer in arbitration, at law or in equity, upon submitting whatever affidavit the law may require, and posting any necessary bond, to have a court of competent jurisdiction enjoin Employee from committing any such breach.

12.	Termination.

During the term of this Agreement, Employee’s employment, including without limitation, except as otherwise provided in Section 12 of this Agreement, all compensation, salary, expenses reimbursement, and employee benefits may be terminated as follows:

12.1    Upon the election of Employer for Cause;

12.2    Upon Employee’s election upon Employer’s breach of any material provision of this Agreement, provided that the Employee first provides written notice of the circumstances allegedly constituting a breach of the Agreement and an opportunity for the Employer to cure such circumstances within thirty (30) days of the delivery of such written notice to the Employer;

12.3    Upon the Employer’s election for any reason, provided Employer first delivers written notice to the Employee at least sixty (60) days prior to the effective date of such involuntary termination;

12.4    Upon Employee’s death, or, at the election of either party, upon Employee’s disability as determined in accordance with the standards and procedures under Employer’s then-current long-term disability insurance coverage provided by Employer, or, if such disability insurance coverage provided by Employer is not then in place, upon Employee’s disability resulting in his inability to perform the duties described in Section 1.1 of this Agreement for a period of one hundred eighty (180) consecutive days; or

12.5    Upon the Employee’s election for any reason, provided Employee first delivers written notice to the Employer at least sixty (60) days prior to the effective date of such resignation

12.6    If this Agreement is terminated pursuant to Section 12.2 or Section 12.3, then Employer shall pay to Employee in a lump sum as Employer’s sole remaining obligation to Employee under this Agreement the sum of the following: (i) Employee’s Base Salary for the remaining months of the term of this Agreement at the Base Salary rate then in effect; (ii) the cost of COBRA health continuation coverage for Employee for the lesser of (a) the remaining months of the term of this Agreement, or (b) the period during which Employee is entitled to COBRA health continuation coverage from the Employer; and (iii) the cost for term life insurance coverage for Employee for the remaining months of the term of this Agreement in an amount not to exceed the monthly cost of premiums for such coverage in effect on the effective date of termination. The payment provided for in this Section 12.6 shall be paid to Employee within thirty (30) days after the date of the termination of employment.

12.7    If the Agreement and Employee’s employment is terminated pursuant to this Section 12, other than pursuant to Section 12.2 or Section 12.3, or upon the expiration of the term of this Agreement, Employee shall receive no further compensation or benefits, other than Employee’s Base Salary and other compensation as accrued through the effective date of such termination.

For purposes of this Section 12, the term “Cause” shall mean (i) material dishonesty, gross negligence or willful misconduct by Employee in the performance of his duties hereunder which conduct results in material financial or reputational harm to Employer or its affiliates; (ii) conviction (from which no appeal may be, or is, timely taken) of Employee of a felony; (iii) initiation of suspension or removal proceedings against Employee by federal or state regulatory authorities acting under lawful authority pursuant to provisions of federal or state law or regulation which may be in effect from time to time; (iv) knowing violation by Employee of federal or state banking laws or regulations; or (v) refusal by Employee to perform a duly authorized and lawful written directive of Employer’s Board of Directors.

13.	Notice.

All notice provided for herein shall be in writing and shall be deemed to be given when delivered in person or deposited in the United States Mail, registered or certified, return receipt requested, with proper postage prepaid and addressed as follows:

Employer:	Peachtree Bank Main Street, P.O. Box 39 Maplesville, Alabama 36750-0039

Employee:	Harvey Clapp

with a copy to:	Powell Goldstein LLP One Atlantic Center Fourteenth Floor 1201 West Peachtree Street NW Atlanta, Georgia 30309-3488 Attn: Walter G. Moeling, IV, Esquire

14.	Covenant Not to Compete and Not to Solicit.

14.1    For purposes of this Section 14, Employer and Employee conduct the following business in the following geographic areas:

14.1.1    Employer is engaged in the business of commercial banking (“Business of Employer”).

14.1.2    Employee acknowledges that (i) Employee has occupied, and will continue to occupy, a position of trust and confidence with Employer and has and will become familiar with Confidential Information and Trade Secrets; (ii) SouthCrest Financial Group, Inc., Employer’s parent holding company (the “Holding Company”) has required that Employee make the covenants set forth in Sections 7, 8, 9 and 14 of this Agreement as a material condition to Employer’s continuing employment of Employee and Holding Company’s acquisition of the capital stock of Maplesville Bancorp, Employer’s former parent holding company, including the capital stock owned by Employee; (iii) the provisions of Sections 7 and 14 of this Agreement are reasonable in geographic scope, duration, and scope and are necessary to protect and preserve Employer’s legitimate business interests, including, without limitation, its trade secrets, valuable confidential business information, relationships with specific prospective and existing customers, customer goodwill, and specialized training provided to Employee; and (iv) Employer would be irreparably damaged if Executive were to breach the covenants set forth in Sections 7, 8, 9 or 14 of this Agreement.

14.1.3    Employee has established business relationships and performs the duties described in Section 1.1 of this Agreement in the geographic area covered by Chilton County, Alabama (the “Restricted Area”), and will work primarily in the Restricted Area while in the employ of Employer.

14.2    Employee covenants and agrees that both during the term of this Agreement and for a period of one year after the termination of his employment with Employer for any reason, Employee shall not, directly or indirectly, as principal, agent, trustee, consultant or through the agency of any corporation, partnership, association, trust or other entity or person, on Employee’s own behalf or for others, provide the duties described in Section 1.1 of this Agreement for any entity or person conducting the Business of Employer within the Restricted Area.

14.3    Employee covenants and agrees that both during the term of this Agreement and for a period of one year after the termination of his employment with Employer for any reason, Employee will not enter into, and will not participate in, any plan or arrangement to cause any employee of the Employer to terminate his or her employment with Employer, and, Employee further agrees that for a period of at least one year after the termination of employment by any employee of Employer, Employee will not hire such employee in connection with any business initiated by Employee or any other person, firm or corporation. Employee further agrees that information as to the capabilities of Employer’s employees, their salaries and benefits, and any other terms of their employment is Confidential Information and proprietary to the Employer.

14.4    Employee and Employer agree to amend this Agreement to expand the Restricted Area in the event the operations of the Employer expand beyond Chilton County, Alabama with the intent that the Agreement at all times describes the then current geographic area served by Employer for which Employee performs the duties described in Section 1.1 of this Agreement.

14.5    The covenants contained in this Section 14 shall be construed as agreements severable from and independent of each other and of any other provision of this or any other contract or agreement between the parties hereto. The existence of any claim or cause of action by Employee against Employer, whether predicated upon this or any other contract or agreement, shall not constitute a defense to the enforcement by Employer of said covenants.

15.	Change in Control.

None of the benefits provided in Section 15 of this Agreement shall be payable to Employee unless (i) there shall have been a Change in Control of Holding Company, as set forth in this Section 15, and (ii) Employee is employed by Employer when the Change in Control occurs.

15.1    “Change in Control” shall be deemed to have occurred if:

15.1.1    During the term of this Agreement, the individuals constituting Holding Company’s Board of Directors immediately following the Effective Date (the “Beginning Board”) cease for any reason to constitute at least a majority of said Board, provided that in making such determination, a director elected by or on the recommendation of the Beginning Board shall be deemed to be a member of such Beginning Board, excluding, for this purpose, any director whose assumption of office occurs as a result of an actual or threatened election contest or proxy contest with respect to the election or removal of directors; or

15.1.2    If (i) a notice or an application is filed with the Federal Reserve Board (“FRB”) pursuant to Regulation “Y” of the FRB under the Change in Bank Control Act or the Bank Holding Company Act or with the Georgia Department of Banking and Finance (the “Department”) pursuant to the Financial Institutions Code of Georgia for permission to acquire control of Holding Company or any of its banking affiliates, or (ii) more than twenty-five percent (25%) of Holding Company’s outstanding common stock or equivalent in voting power of any class or classes of outstanding securities of Holding Company entitled to vote in elections of directors shall be acquired by any corporation or other person, or group. “Group” shall mean persons who act in concert as described in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended; or

15.1.3    Holding Company shall become a subsidiary of another corporation or shall be merged or consolidated into another corporation and (i) less than a majority of the outstanding voting shares of the parent or surviving corporation after such acquisition, merger or consolidation are owned immediately after such acquisition, merger or consolidation by the owners of the voting shares of Holding Company immediately before such acquisition, merger or consolidation, or (ii) a person or entity (excluding any corporation resulting from such business combination or any employee benefit plan or related trust of Holding Company or such resulting corporation) beneficially owns or controls twenty-five percent (25%) or more of the combined voting power of the then outstanding securities of such corporation, except to the extent that such ownership existed prior to the business combination, or (iii) less than a majority of the members of the board of directors of the corporation resulting from such business combination were members of the Holding Company’s Board of Directors at the time of the execution of the initial agreement for such merger or consolidation; or

15.1.4    Substantially all of the assets of Holding Company shall be sold to another entity other than a sale to a wholly-owned subsidiary of Holding Company; or

15.1.5    The sale or transfer of any of the stock or substantially all of the assets of Holding Company regardless of the form of the transaction, other than a sale or transfer to a wholly-owned subsidiary of Holding Company.

15.2    In the event of a Change in Control of Holding Company, if Employer terminates Employee without Cause, or if Employer takes any action specified in Section 15.3 of this Agreement during the term of this Agreement following the date of occurrence of a Change in Control of Holding Company (“Termination of Employment”), Employer shall pay Employee a lump sum cash payment in an amount equal to the product of one (1) multiplied by Employee’s annual compensation from Employer, including salary, bonuses, all perquisites, and all other forms of compensation paid to Employee for his benefit or the benefit of his family, however characterized, for the fiscal year during the term of this Agreement for which such compensation was highest (“Employee’s Annual Salary”). The payment provided for in this Section 15.2 shall be due and payable to Employee within thirty (30) days after the date of the Termination of Employment. In no event shall payment(s) described in this Section exceed the amount permitted by Section 280G of the Internal Revenue Code, as amended (the “Code”). Therefore, if the aggregate present value (determined as of the date of the Change in Control in accordance with the provisions of Section 280G of the Code) of both the severance payment and all other payments to the Employee in the nature of compensation which are contingent on a change in ownership or effective control of Holding Company or in the ownership of a substantial portion of the assets of Holding Company (the “Aggregate Severance”) would result in a “parachute payment,” as defined under Section 280G of the Code, then the Aggregate Severance shall not be greater than an amount equal to 2.99 multiplied by Employee’s “base amount” for the “base period,” as those terms are defined under Section 280G of the Code. In the event the Aggregate Severance is required to be reduced pursuant to this Section, the Employee shall be entitled to determine which portions of the Aggregate Severance are to be reduced so that the Aggregate Severance satisfies the limit set forth in the preceding sentence.

15.3    During the remaining term of this Agreement following the effective date of a Change in Control, if Employer takes any of the following actions, such action shall be deemed to be a termination by Employer without Cause. Those actions are: (i) a reduction in Employee’s Base Salary, bonus opportunity or other perquisites as were in effect immediately prior to a Change in Control of Holding Company, (ii) a material change in Employee’s status, offices, titles or reporting requirements, duties or responsibilities with Employer as in effect immediately prior to the effective date of the Change in Control, (iii) a failure by Employer to increase Employee’s Base Salary annually in accordance with an established procedure, or (iv) due to Employer’s requirement that Employee relocate his principal place of business by more than fifty (50) miles from the principal office of the Employer. In any such event, Employee shall be entitled to all payments provided for in Section 15.2 of this Agreement.

15.4    In the event that the circumstances of the Employee’s termination of employment would otherwise entitle him to benefits under Section 12 and this Section 15, the Employee shall be entitled to receive the benefits providing him with the greater benefit. In no event shall the Employee be entitled to benefits under both Section 12 and Section 15.

16.	Miscellaneous.

16.1    This Agreement constitutes and expresses the whole agreement of the parties in reference to the employment of Employee by Employer, and there are no representations, inducements, promises, agreements, arrangements, or undertakings oral or written, between the parties other than those set forth herein and as set forth in the Executive Salary Continuation Agreement dated January 1, 2006, as amended September 6, 2006 (that Supersedes and Replaces the Executive Supplemental Retirement Plan Executive Agreement dated September 26, 2002), and the Life Insurance Endorsement Method Split Dollar Plan Agreement dated September 26, 2002, as amended, (the “Collateral Agreements”). Other than the Collateral Agreements, all prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated.

16.2    This Agreement shall be governed by the laws of the State of Alabama.

16.3    Should any clause or any other provision of this Agreement be determined to be void or unenforceable for any reason, such determination shall not affect the validity or enforceability of any clause or provision of this Agreement, all of which shall remain in full force and effect.

16.4    Time is of the essence in this Agreement.

16.5    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. This Agreement shall not be assignable by any other parties hereto without the prior written consent of the other parties.

16.6    The existence of any claim, demand, action or cause of action by the Employee against the Employer whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of any of its rights hereunder.

16.7    This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute but a single instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

“Employee”

/s/ Tina C. Smith	/s/ Harvey Clapp		(SEAL)
Witness	Harvey Clapp

“Employer”

ATTEST	Peachtree Bank

	By:	/s/ Clement Clapp
/s/ Clement Clapp	Its:	Secretary and Executive V.P

(CORPORATE SEAL)